Exhibit 10.1
EXECUTION VERSION
AGREEMENT
     This Agreement, dated as of November 11, 2008 (“Agreement”), is by and among A. Schulman, Inc., a Delaware corporation (the “Company”), Ramius LLC, a Delaware limited liability company (“Ramius”) and the other persons and entities that are signatories hereto (collectively, the “Ramius Group,” and each, individually, a “member” of the Ramius Group) which are or may be deemed to be the members of a “group” with respect to the common stock of the Company, par value $1.00 per share (the “Common Stock”), pursuant to Rule 13d-5 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     WHEREAS, the Ramius Group has indicated that it intends to nominate candidates for the Company’s Board of Directors (“Board”), and solicit proxies for the election thereof (the “Proxy Solicitation”) in connection with the Company’s 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”) and has taken certain actions in furtherance thereof; and
     WHEREAS, the Company and each of the members of the Ramius Group have determined that the interests of the Company and its stockholders would be best served by, among other things, avoiding the Proxy Solicitation and the costs associated therewith;
     WHEREAS, the Company and each of the members of the Ramius Group believe that entering into this Agreement is in the best interests of the Company and its stockholders.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Representations and Warranties of the Company. The Company hereby represents and warrants to the Ramius Group that (a) this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (b) neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby nor the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject.
     2. Representations and Warranties of the Ramius Group. Ramius and each member of the Ramius Group represents and warrants to the Company that (a) this Agreement has been duly authorized, executed and delivered by Ramius and each such member, and is a valid and binding obligation of such member, enforceable against such member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) as of the date of this Agreement, the Ramius Group currently beneficially owns in the aggregate 960,381 shares of Common Stock; and (c) any person who becomes a member of the Ramius Group after the date hereof with respect to the Common Stock, pursuant to Rule 13d-5 under the Exchange Act, shall agree to comply with the provisions of this Agreement during the term hereof.
     3. No Ramius Nominations. No member of the Ramius Group shall nominate, or provide notice to the Secretary of the Company of an intention to nominate, persons for election as directors at the 2008 Annual Meeting. The Ramius Group hereby withdraws any letter providing notice to the Secretary of the intention of Ramius to nominate persons for election as directors at the 2008 Annual Meeting.
     4. Board Matters.
     (a) Concurrently with the execution of this Agreement, Dr. Peggy G. Miller shall withdraw her acceptance of her nomination to stand for election as a director of the Company at the 2008 Annual Meeting, and the Company will not, subject to the terms and conditions hereof, nominate at the 2008 Annual Meeting another candidate for election to the vacancy created by expiration of Dr. Miller’s term (the “Vacancy”).
     (b) Concurrently with the execution of this Agreement, the Board will form a special committee (the “Special Committee”) consisting of Howard R. Curd (Chair), David G. Birney and Lee D. Meyer, for the purpose of identifying, reviewing the qualifications of, and recommending for appointment by the Board of an independent director to fill the Vacancy (the “Independent Director”). The Independent Director shall be a person recommended by the Special Committee and approved by the Board no later than January 31, 2009, to serve as a director until the expiration of his or her term at the Company’s 2009 Annual Meeting (assuming that the stockholders approve a proposal to de-classify the Board at the 2008 Annual Meeting). The Independent Director will have experience in such areas as would reasonably be expected to enhance the Board, consistent with the Company’s Corporate Governance Guidelines relating to director qualifications and Board composition. The Independent Director shall qualify as “independent” under the listing standards of The Nasdaq Stock Market, Inc (Marketplace Rule 4200 and any successor thereto) and Item 407(a) of Regulation S-K promulgated by the SEC, and shall be an individual that the Special Committee reasonably believes does not have a relationship with either the Company or the Ramius Group that would impair the independence of such director in carrying out the responsibilities of a director of the Company. In making its recommendations, the Special Committee will consider and interview at least two candidates suggested by each of the Company and Ramius, provided that such recommendations are received by the Special Committee no later than December 31, 2008.
     (c) The Company shall include David G. Birney and John B. Yasinsky on the Board’s slate of nominees for election as directors of the Company at the 2008 Annual Meeting for a one-year term ending at the Company’s 2009 Annual Meeting, and until their successors have been duly elected and qualified (assuming that the stockholders approve a proposal to de-classify the Board at the 2008 Annual Meeting); and use its reasonable best efforts to cause the election of such directors at the Company’s 2008 Annual Meeting including, without limitation, recommending that the Company’s stockholders vote in favor of the election of the director nominees at the 2008 Annual Meeting and voting the shares of Common Stock represented by all proxies granted by stockholders in connection with the solicitation of proxies by the Board in connection with the meeting in favor of such directors, except for such proxies that specifically indicate a vote to withhold authority with respect to such directors. The Company shall schedule the 2008 Annual Meeting to be held on December 18, 2008, or if any stockholder timely nominates any candidates for election to the Board at the 2008 Annual Meeting, then the 2008 Annual Meeting shall be held at the discretion of the Company, but in any event no later than January 31, 2009.
     (d) Until the appointment of the Independent Director, the Company will maintain the size of the Board at twelve (12) directors to enable the appointment of the Independent Director to fill the Vacancy and agrees not to increase the size of the Board above twelve (12) directors before the conclusion of the 2009 Annual Meeting without the prior written consent of Ramius.
     (e) The Ramius Group agrees to vote in favor of the Board’s slate of nominees for election as directors of the Company at the 2008 Annual Meeting, provided that such slate consists of the director nominees set forth in Section 4(c) above (and, if appropriate, the Independent Director), or other director nominees acceptable to the Ramius Group. No member of the Ramius Group shall take any position, make any statements or take any action inconsistent with the foregoing.
     (f) If at any time during the initial term of the Independent Director there shall occur a vacancy in the Board seat previously occupied by the Independent Director by reason of his or her resignation, removal, death or incapacity, then the Company shall reconstitute the Special Committee and take all necessary action to promptly fill such vacancy with a person recommended by the Special Committee, using the same process, criteria and conditions set forth in Section 4(b) above.
     (g) Concurrently with the execution of this Agreement, the Company shall provide evidence, reasonably satisfactory to Ramius, that the Board has authorized and approved this Agreement and the execution and performance hereof.
     5. Standstill Period.
     (a) Each member of the Ramius Group agrees that, from the date of this Agreement until after the date of the 2008 Annual Meeting (such period, the “Standstill Period”), without the prior written consent of the Board specifically expressed in a written resolution adopted by a majority vote of the entire Board, neither it nor any of its Affiliates or Associates under its control or direction will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner: (i) engage in any solicitation of proxies or consents to vote any voting securities of the Company or become a participant in any election contest with respect to the Company, in each case, with respect to the Company’s 2008 Annual Meeting, and, in each case, except in accordance with Section 4(c) above; (ii) seek to influence any person with respect to the voting or disposition of any securities of the Company at the Company’s 2008 Annual Meeting of Stockholders, except in accordance with Section 4(c) above; provided, however, that any member of the Ramius Group and any Affiliate or Associate of any such member may disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company (other than the election of directors) and the reasons therefor; (iii) otherwise act, alone or in concert with others, to seek to influence the management, the Board or policies of the Company or initiate or take any action to obtain representation on the Board, except as permitted expressly by this Agreement; or (iv) enter into any agreements with any third party with respect to any of the foregoing, except in each case, as contemplated by this Agreement, it being understood and agreed that nothing contained herein shall be construed to limit the ability of any member of the Ramius Group and any Affiliate or Associate of any such member to form a “group” pursuant to Rule 13d-5 promulgated by the SEC under the Exchange Act with, or acquire additional shares of Common Stock from, any party.
     (b) Nothing contained in this Agreement shall limit any member of the Ramius Group or the Associates or Affiliates of such member from taking any of the actions otherwise prohibited in this Agreement in connection with the 2009 Annual Meeting of Stockholders, including without limitation, nominating directors or soliciting proxies for the election of directors or other purposes at the 2009 Annual Meeting.
     (c) As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.
     (e) In the event that the Company is in material breach of its obligations under this Agreement, including, without limitation, a failure to comply in any material respect with the provisions of Sections 4 or 6 of this Agreement, and such material breach is not cured within 30 days after written notice thereof is provided to the Company by the Ramius Group, then in addition to any other remedies that the members of the Ramius Group may have, the provisions of Section 3, 4(e) and Section 5(a) shall also terminate.
     6. Expenses. Within five business days after receiving documentation thereof, the Company shall reimburse Ramius for the actual documented out-of-pocket third-party expenses (up to a maximum of $25,000) incurred by the members of the Ramius Group in connection with the anticipated proxy solicitation, the drafting, negotiation and execution of this Agreement and all related activities and matters.
     7. Public Announcement. Ramius and the Company shall announce this Agreement and the material terms hereof by means of a mutually acceptable joint press release no earlier than the close of business on November 11, 2008. Ramius and the Company shall also be entitled to make all filings required by the rules of the Securities and Exchange Commission.
     8. Specific Performance. Each of the members of the Ramius Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the members of the Ramius Group or any of them, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.
     9. Jurisdiction; Applicable Law. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such parties’ principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
     10. Representative. Each member of the Ramius Group hereby irrevocably appoints Ramius as such member’s attorney-in-fact and representative (the “Ramius Representative”), in such member’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each member of the Ramius Group, upon any action taken by the Ramius Representative or upon any document, notice, instruction or other writing given or executed by the Ramius Representative.
     11. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.
     12. Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.
     13. Entire Agreement; Amendment; Release. This Agreement contains the entire understanding of the parties hereto with respect to its subject matter and supersedes all prior agreements between the parties hereto. The Company, on the one hand, and the Ramius Group, on the other hand, do hereby and forever release and discharge the other party, and all of its respective successors in interest, and all its agents, officers, directors, members, partners, stockholders, associates, affiliates, employees, representatives, attorneys, heirs, assigns, and/or their successors in interest, from any and all claims, causes of action, liabilities, damages or demands of whatever character which such party now has, whether known or unknown, against the other party concerning or in any way related to the 2008 Annual Meeting. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto, or in the case of the Ramius Group, the Ramius Representative, or their respective successors or assigns.
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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

A. SCHULMAN, INC.

By:	/s/ Joseph M. Gingo

Name:	Joseph M. Gingo
Title:	President and Chief Executive Officer

PARCHE, LLC		RCG STARBOARD ADVISORS, LLC
		By:	Ramius LLC,
STARBOARD VALUE & OPPORTUNITY FUND, LLC			its sole member
By:	RCG Starboard Advisors, LLC,
	their managing member	RAMIUS ENTERPRISE MASTER FUND LTD
		By:	Ramius Advisors, LLC,
RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD			its investment advisor
By:	RCG Starboard Advisors, LLC, its investment manager	RAMIUS ADVISORS, LLC
		By:	Ramius LLC,
its sole member

RAMIUS LLC
		By:	C4S & Co., L.L.C., as managing member

C4S & CO., L.L.C.

By:	/s/ Jeffrey M. Solomon

	Name:	Jeffrey M. Solomon
	Title:	Authorized Signatory

/s/ Jeffrey M. Solomon JEFFREY M. SOLOMON
Individually and as attorney-in-fact for
Peter A. Cohen, Morgan B. Stark and
Thomas W. Strauss